Woodward Increases Dividend 17 Percent to $0.07 per Share

FORT COLLINS, CO -- (Marketwire - January 26, 2011) - Woodward, Inc. (NASDAQ: WGOV) announced that its Board of Directors approved a 17 percent dividend increase from $0.06 per share to $0.07 per share, payable on March 1, 2011 to stockholders of record as of February 16, 2011.

"We are confident in Woodward's ability to consistently deliver strong cash flows through all phases of the economic cycle, allowing for continued investment in our strategic initiatives as well as funding this dividend increase," said Tom Gendron, Chairman and CEO.

About Woodward

Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions used in global infrastructure equipment. We serve the aerospace and defense, power generation and distribution, and transportation markets. Our systems and components optimize the performance of commercial aircraft; military aircraft, ground vehicles and other equipment; gas and steam turbines; wind turbines; reciprocating engines; and electrical power systems. The company's innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colo., USA. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Such forward-looking statements include but are not limited to Woodward's confidence in its ability to consistently deliver strong cash flows through all phases of the economic cycle, allowing for continued investment in the company's strategic initiatives as well as funding the announced dividend increase. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2010 and any subsequently filed Form 10-Q.

CONTACT:
Mike Schablaske
Corporate Director, Investor Relations, Tax and Assistant Treasurer
815-639-6697